Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Shareholders, Board of Directors and Audit Committee
South Plains Financial, Inc.
Lubbock, Texas

We consent to the incorporation by reference in South Plains Financial, Inc.’s Registration Statement (No. 333-231667) on Form S-8 (the Registration Statement) of our report dated March 10, 2021, on our audits of the consolidated financial statements of South Plains Financial, Inc. as of and for the years ended December 31, 2020 and 2019 appearing in this Annual Report on Form 10-K dated March 10, 2021.

/s/ Weaver and Tidwell, L.L.P.

Fort Worth, Texas
March 10, 2021